Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 11/30/2010
FILED 11:47 AM 11/30/2010
SRV 101129966 - 4905056 FILE

CERTIFICATE OF INCORPORATION
OF
NEULION, INC.

FIRST:                    The name of the corporation is NeuLion, Inc. (the “Corporation”).

SECOND:              The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle, Delaware (19808). The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD:                   The purpose of the Corporation is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have the power to perform all lawful acts and activities.

FOURTH:               The Corporation will have perpetual existence.

FIFTH:                    The Corporation shall have the authority to issue shares as follows:

(A)           300,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). The rights, privileges and conditions attaching to the Common Stock of the Corporation as a class are as follows:

(1)           The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the common stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(2)           Subject to prior rights and preferences, if any, applicable to shares of Preferred Stock (defined below) and any other class of stock or series thereof, and subject to the right of participation, if any, of holders of Preferred Stock and any other class of stock or series thereof in any dividends, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as maybe declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(3)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock and any other class of stock or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock and any other class of stock or series thereof in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Section (A)(3) of this Article FIFTH, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other Corporation or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(B)           50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), 17,176,818 of which shall be designated as Class 3 Preference Shares (“Class 3 Preferred Stock”). The rights, privileges and conditions attaching to the Preferred Stock of the Corporation as a class are as follows:

(1)           The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized, by resolution with respect to any such series, from time to time to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. In the case of any series of Preferred Stock established by a Preferred Stock Designation, except as otherwise provided in such Preferred Stock Designation, the Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(2)           The Preferred Stock of any series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding- up its affairs, rank and be entitled to a preference over the Common Stock and the shares of any other class ranking junior to the Preferred Stock.

(3)           Dividends

(i)           Cumulative Dividends: The holders of the Class 3 Preferred Stock, in priority to the holders of Common Stock and all other shares ranking junior to the Class 3 Preferred Stock, will be entitled to receive and the Corporation will pay thereon, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends, fixed preferential cumulative dividends at the rate of 8% per annum on the Redemption Amount (as hereinafter defined) per share for a period of five years from the date of issuance. Dividends will be prorated for stub periods.

(ii)           Dividends Preferential: Except with the consent in writing of the holders of a majority of the Class 3 Preferred Stock outstanding, no dividend will at any time be declared and paid on or set apart for payment on the Common Stock or on any other shares ranking junior to the Class 3 Preferred Stock in any financial year unless and until the cumulative dividends stated in clause 5(B)(3)(i) on all the Class 3 Preferred Stock outstanding have been declared and paid or set apart for payment.

(iii)           Equivalent Dividends on Common Stock: In addition to clause 5(B)(3)(i) holders of Class 3 Preferred Stock will also be entitled to receive pari passu dividends paid to the holders of Common Stock if, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends. A holder of a Class 3 Preferred Stock shall be entitled to receive a dividend on such share equal to the product of the Common Stock Equivalent multiplied by the per share dividend declared on each Common Stock. The term "Common Stock Equivalent", at any particular time, refers to that number of Common Stock(s) which would be received by a holder of a Class 3 Preferred Stock upon a conversion at that time of such share(s) into Common Stock.

(4)           Liquidation, etc.

(i)            Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the holders of the Class 3 Preferred Stock will be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Class 3 Preferred Stock held by them respectively before any amount is paid or any assets of the Corporation are distributed to the holders of any Common Stock or shares of any other class ranking junior to the Class 3 Preferred Stock. After payment to the holders of the Class 3 Preferred Stock of the amount so payable to them as above provided such holders shall not be entitled to any further distribution from the Corporation.

(5)           Voting

(i)            The holders of the Class 3 Preferred Stock will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Stock Equivalent (determined for each Class 3 Preferred Stock held by such holder) at all such meetings.

(ii)            Except for matters where holders of the Class 3 Preferred Stock are by law required or permitted herein to vote as a class, holders of Class 3 Preferred Stock shall vote together with the holders of Common Stock as a single class.

(6)           Retraction

(i)            Majority Holder Redemption: Holders of the majority of the Class 3 Preferred Stock will be entitled to require the Corporation to redeem, subject to the requirements of the General Corporation Act of the State of Delaware as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time all, but not less than all of the Class 3 Preferred Stock held by all holders by tendering to the Corporation at its registered office the share certificates representing the Class 3 Preferred Stock together with a request in writing (a “Majority Redemption Request”) specifying (i) that the holders desire to have all, but not less than all of the Class 3 Preferred Stock represented by such certificates redeemed by the Corporation, (ii) the business day (herein referred to as the "Redemption Date") on which the holders desire to have the Corporation redeem such Class 3 Preferred Stock, and (iii) written authorization from holders holding not less than 50.1 % of the Class 3 Preferred Stock then outstanding supporting the Majority Redemption Request or minutes from a duly convened meeting of the holders of the Class 3 Preferred Stock at which a majority of such holders passed a resolution to support the Majority Redemption Request. The Redemption Date will be not less than 30 days (or such shorter period to which the Corporation may consent) after the day on which the Majority Redemption Request is given to the Corporation. Upon receipt of the share certificates representing all of the Class 3 Preferred Stock being redeemed by a holder, the Corporation will on the Redemption Date redeem such Class 3 Preferred Stock by paying to such holder the Redemption Amount (as hereinafter defined) for each such Class 3 Preferred Stock being redeemed. Such payment will be made by cheque or, with the consent of a majority of the holders, by any other means of immediately available funds.

(ii)            Constraints: Notwithstanding the foregoing: (a) a Majority Redemption Request may only be issued after September 29, 2015 (the "Fifth Anniversary") and (b) any payments to be made pursuant to this clause 5(B)(6) shall be subject to clause 5(B)(12).

(7)           REDEMPTION

(i)            Redemption by Corporation: The Corporation may, upon giving notice as hereinafter provided, redeem, subject to the requirements of the General Corporations Act of Delaware at any time the whole or from time to time (subject to subsection (v) and the conversion provisions set forth in Section F below) any part of the then outstanding Class 3 Preferred Stock from any one or more of the holders thereof as the board of directors may in its sole discretion determine on payment of CAD$0.60 for each share to be redeemed, plus all accrued and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount”.

(ii)            Idem: In the case of redemption of Class 3 Preferred Stock under the provisions of clause 5(B)(7)(i) hereof, the Corporation will at least 21 days (or, if a majority of the holders of the Class 3 Preferred Stock to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) a notice in writing of the intention of the Corporation to redeem such Class 3 Preferred Stock to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of Class 3 Preferred Stock to be redeemed. Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at the holder's address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption. Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Class 3 Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Class 3 Preferred Stock called for redemption. Such payment will be made by cheque or, with the consent of any particular holder, by any other means of immediately available funds. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Class 3 Preferred Stock called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Class 3 Preferred Stock in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Class 3 Preferred Stock will remain unaffected. The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Class 3 Preferred Stock to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada or in the United States, named in such notice, to be paid without interest to or to the order of the respective holders of such Class 3 Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class 3 Preferred Stock in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

(iii)           Change of Control Redemption: In the event of a Change of Control (as hereinafter defined), then subject to the conversion provisions set forth in Section F below, the Corporation shall forthwith redeem at any time the whole of the then outstanding Class 3 Preferred Stock from the holders thereof on payment of the Redemption Amount in respect of each such share.

(iv)           For the purposes of these Articles, a "Change of Control" means any one of:

a)            the consummation of a merger, amalgamation, plan of arrangement or other transaction or series of related transactions resulting in the combination of the Corporation with or into another entity, where the shareholders of the Corporation immediately prior to any such transaction(s) directly or indirectly do not continue to hold more than a 50% voting interest in the continuing or surviving entity immediately following such transaction or series of related transactions and no shareholder who held less than a 50% voting interest in the Corporation before such event holds directly or indirectly more than a 50% voting interest in the continuing or surviving entity immediately following such event,

b)            a sale or transfer of all or substantially all of the Corporation's assets (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), or

c)            an exclusive license of all or substantially all of the Corporation's intellectual property (other than a license to a wholly- owned subsidiary of the Corporation);

d)            provided, in each case, that the transaction is entered into at arm's length with all shareholders of the Corporation and provided, however, that a transaction will not constitute a Change of Control if:

i)              its sole purpose is to change the jurisdiction of the Corporation's incorporation; or

ii)             it will create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction;

iii)            the principal purpose of the transaction is a bona fide equity financing transaction and no one Person will hold a majority of the Corporation's shares after completion of the transaction; or

iv)            a majority of the holders of the Class 3 Preferred Stock and a majority of each other class of shares of the Corporation (determined separately on a class by class basis) determine that such event should not be treated as a Change of Control for the purposes of this provision.

v)            Constraints: Notwithstanding the foregoing: (x) the Corporation may only give notice to redeem Class 3 Preferred Stock in accordance with clause 5(B)(7)(ii) after the Fifth Anniversary and (y) any payments to be made pursuant to this clause 5(B)(7)E shall be subject to clause 4J.

(8)           CONVERSION

(i)            Conversion Privilege: Each issued Class 3 Preferred Stock may at any time (including after a notice of redemption is received but prior to the redemption date) be converted, at the option of the holder, into one Common Stock (subject to variation in accordance with clause 5(B)(9)(i), the "Conversion Ratio"). The conversion privilege herein provided for may be exercised by notice in writing given to the Corporation accompanied by a certificate or certificates representing the Class 3 Preferred Stock in respect of which the holder thereof desires to exercise such right of conversion and such notice will be signed by the holder of the Class 3 Preferred Stock in respect of which such right is being exercised and will specify the number of Class 3 Preferred Stock which the holder desires to have converted. Upon receipt of such notice the Corporation will issue certificates representing fully paid Common Stock upon the basis above prescribed and in accordance with the provisions hereof to the holder of the Class 3 Preferred Stock represented by the certificate or certificates accompanying such notice. In the event of conversion, all accrued but unpaid dividends on the Class 3 Preferred Stock shall be paid in cash or as otherwise permitted by applicable law and shall not increase the Common Stock issuable upon such conversion.

(ii)            Idem: All Common Stock resulting from any conversion of Class 3 Preferred Stock into Common Stock pursuant to clause 5(B)(8)(i) hereof will be deemed to be fully paid and non-assessable.

(iii)           Automatic Conversion: In the event of a Liquidation Event all of the issued and outstanding Class 3 Preferred Stock shall automatically be converted into Common Stock at the Conversion Ratio where it is determined by the Corporation that the holder of a Class 3 Preferred Stock would receive greater consideration (based on the cash and or fair market value of publicly traded securities to be received) from the Corporation if such holder held the Common Stock Equivalent in lieu of such Class 3 Preferred Stock. The Corporation shall, where this clause is operative, take such steps as may be required or are desirable to effect the conversion of the issued and outstanding Class 3 Preferred Stock into Common Stock.

(iv)           Majority Conversion: Holders of a majority of the Class 3 Preferred Stock will be entitled to require the holders of all Class 3 Preferred Stock to convert their shares into Common Stock (at the Conversion Ratio) on a specified conversion date, by giving notice ("Mandatory Conversion Notice") to the Corporation. Upon receipt of a Mandatory Conversion Notice the Corporation shall take such steps as may be required or are desirable (including filing articles of amendment) to convert the issued and outstanding Class 3 Preferred Stock into Common Stock. Any Mandatory Conversion Notice delivered to the Corporation shall be accompanied by written authorization from holders holding not less than 50.1% of the Class 3 Preferred Stock then outstanding supporting the Mandatory Conversion Notice or minutes from a duly convened meeting of the holders of the Class 3 Preferred Stock at which a majority of such holders passed a resolution to support the Mandatory Conversion Notice.

(9)           ANTIDILUTION

(i)            If the Common Stock are subdivided, consolidated or if a stock dividend is paid or if such Common Stock are otherwise varied pursuant to a share capital reorganization, an equivalent change, as the board of directors may in its sole discretion determine, will be made to the Conversion Ratio or otherwise to the Class 3 Preferred Stock or if a stock dividend is paid or if such Common Stock are otherwise varied pursuant to a share capital reorganization.

(10)           SPECIAL PROTECTION

(i)            Protective Provisions: Subject to applicable law, the approval of holders of 66% of the Class 3 Preferred Stock (voting alone) shall be required to:

a)             change the rights or terms of the Class 3 Preferred Stock or increase the authorized number thereof; or

b)             authorize, create or issue any security either preferential to or on parity with the Class 3 Preferred Stock.

(ii)           Declaration of Dividends: The consent of holders of a majority of the Class 3 Preferred Stock shall be required to pay any dividend to or redeem any preference shares (other than the Class 3 Preferred Stock) or Common Stock (other than the payment of dividends on the Class 3 Preferred Stock as contemplated above and other than purchases of Common Stock from employees or other service providers upon termination of service).

(11)           PRE-EMPTIVE RIGHTS

(i)            Subject to applicable laws and the requirements of any stock exchange on which the Corporation's securities may be listed and posted for trading, if any additional Common Stock are to be issued by the Corporation, the Corporation will first offer (the "Offer") such Common Stock to each of the holders of the Class 3 Preferred Stock (individually, an "Investor" and collectively, the "Investors") by providing such Investor with notice, sent to the last address of the Investor shown on the books and records of the Corporation, of the Corporation's intention to issue additional Common Stock and the number and class thereof to be so issued, the purchase price for each Common Stock and the date of issuance (to the extent such facts are known by the Corporation).

(ii)           Each Investor will have the right to purchase that proportion of the Common Stock so offered that is equal to the proportion of Class 3 Preferred Stock owned beneficially or of record by the Investor to the aggregate issued Common Stock then outstanding at the date notice is given of such Offer. Such right will be exercisable by the Investor by giving notice to the Corporation within five days of receipt of the notice from the Corporation.

(iii)           In the event the Investor accepts the Offer, the Investor will take up and pay for all or any of the Common Stock to which the Investor is entitled on the closing of the transaction.

(iv)           The rights of the Investors in this clause 5(B)(11) will not apply to issuances of:

a)             Common Stock issued or issuable:

i)              upon the conversion of Convertible Securities (as defined below);

ii)             upon the exercise of options granted pursuant to any stock option plan or other equity incentive plan, in either case approved by the board of directors;

iii)            in conjunction with arm's length debt financing (including, without limitation, commercial credit arrangements or equipment financing), acquisitions, joint ventures or strategic investments of the Corporation and its subsidiaries;

iv)           as a dividend or distribution on any class of securities of the Corporation; or

b)            any Common Stock or Convertible Securities issued pursuant to a bona fide arm's length business acquisition by the Corporation, whether by merger, consolidation, purchase of assets, the sale or exchange of shares or otherwise.

(v)           For the purposes of this clause 5(B)(11), “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(12)          TAXES

(i)             Withholding Tax: Notwithstanding any other provision of these Articles, the Corporation shall be entitled to deduct and withhold (and/or recover) from any amounts payable to holders of shares of the Corporation the amount of all Taxes which the Corporation may be required or permitted to deduct and withhold in accordance with applicable law. All such withheld amounts shall be timely remitted to the relevant governmental authority and all such remitted amounts shall be treated as having been paid to the relevant holder. For purposes hereof "Tax" means any local, domestic or foreign tax of any kind or nature whatsoever, any levy, impost, duty or other charge of a similar nature, and includes any sales tax, value-added tax, goods and services tax, transfer tax or withholding tax (including any penalty, interest, or addition to tax).

(ii)           Shareholder Certification: Each holder of shares of the Corporation shall provide such tax representations, information, or other documentation to the Corporation which may reasonably be considered by the Corporation to be required or advantageous in the context of the payment of a dividend, a transaction deemed to be a dividend for tax purposes, the conversion of any shares or in the event of a Liquidation Event.

(iii)           Preferred Share Tax: Notwithstanding any other provision of these Articles:

a)            The amount of any dividend otherwise payable (“Dividend Entitlement”) on the Class 3 Preferred Stock shall be reduced to ensure that the sum of the dividend paid on such shares together with any Part VI.1 Tax (as defined below) imposed on the Corporation in respect of the dividend does not exceed the Dividend Entitlement.

b)            The Corporation shall be entitled to reduce the amount otherwise payable ("Repurchase Entitlement") to a holder of Class 3 Preferred Stock on a redemption, retraction, or repurchase of such shares by the amount that ensures that the sum of the amount paid by the Corporation to the holder in such a transaction together with any Part VI.1 Tax (as defined below) imposed on the Corporation in respect of the redemption, retraction, or repurchase transaction does not exceed the Repurchase Entitlement.

c)             The term “Part VI.1 Tax” refers to the Part VI.1 tax imposed on the Corporation in respect of a dividend or a deemed dividend pursuant to the Income Tax Act (Canada) (“Tax Act”). The applicable Part VI.1. tax shall be calculated by the Corporation, acting reasonably, and by: (I) applying the maximum "dividend allowance" (within the meaning of subsection 191.1(2) of the Tax Act) to which the Corporation is entitled; and (II) net of the maximum credit for such tax to which the Corporation is entitled pursuant to the mechanism in paragraph 1 10(1)(k) of the Tax Act.

d)            The maximum dividend allowance in paragraph C(I) shall be calculated on the basis that (I) the Corporation is not associated (within the meaning of the Tax Act) with any other corporation; and (II) no dividends or deemed dividends have been paid by the Corporation on any other class of shares of the Corporation.

e)             The Part VI.1 tax will be allocated, for purposes of this Section J(iii), to the holders of Class 3 Preferred Stock pro rata for each fiscal year of the Corporation. A holder's pro rata share is determined by dividing the total amount of dividends (including deemed dividends) the holder of Class 3 Preferred Stock was entitled to receive in respect of those shares in the applicable fiscal year of the Corporation but for this Section 5 (B)(12)(iii), by the total amount of dividends (including deemed dividends) all holders of Class 3 Preferred Stock were entitled to receive in respect of those shares in that fiscal year but for this Section 5(B)(12)(iii).

f)              Notwithstanding any other provision of these share conditions, the amount by which any payment to a holder of Class 3 Preferred Stock is reduced pursuant to this Section J(iii) will not be considered part of the amount paid or payable to such holder on account of a dividend on such shares or proceeds in respect of the redemption, retraction or repurchase of such shares, as applicable, and the amount of the dividend or proceeds, as the case may be, will be the reduced amount calculated in accordance with this section.

g)             At least 10 business days prior to any payment being made by the Corporation that would involve a reduction in accordance with this Section J(iii), the Corporation will provide to each affected holder of Class 3 Preferred Stock (at its address shown on the books of the Corporation) its calculation of any payments to be made to the holders of Class 3 Preferred Stock and a detailed calculation of the Part VI.1 tax. Affected holders shall be entitled to discuss the calculation of the adjustments pursuant to this Section J(iii) with the Corporation.

SIXTH:

(A)           Subject to the provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further payments in respect of such shares.

(B)           No stockholder of the Corporation shall, by reason of such stockholder's holding shares of any class of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, regardless of whether the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividends or voting or other rights of such stockholder.

SEVENTH:             The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

EIGHTH:                Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

NINTH:                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:

(A)           A current or former director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)           for any breach of the director's duty of loyalty to the Corporation or its stockholders;

(2)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)           under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or as such provision may be hereafter amended, supplemented or replaced; or

(4)           for any transaction from which the director derived an improper personal benefit.

(B)           The Corporation shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall be a contract right and shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal or legal representative; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obliged to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the vested right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(C)           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH on directors and officers of the Corporation.

(1)           The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute or agreement, by vote of the Corporation's stockholders or disinterested directors, or otherwise.

(D)           Any repeal or amendment of this Article TENTH shall be prospective only, and shall not adversely affect any limitation on the personal liability, the right to indemnification, or the vested right to advancement of expenses of a current or former director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ELEVENTH: The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

TWELFTH: The name and mailing address of the incorporator is as follows:
Delaware Corporation Organizers, Inc.
1201 North Market Street, 18th Floor
Wilmington, DE 19801

THIRTEENTH: The effective date and time of the filing of this Certificate of Incorporation shall be November 30, 2010 at 11:59 p.m.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and accordingly, have hereto set my hand this 30th day of November, 2010.

DELAWARE CORPORATION ORGANIZERS, INC.

By:	/s/ Alyson D. Poppiti
Alyson D. Poppiti, Vice President